Exhibit 10.21

July 31, 2013

Brian G. Lane

CEO - American Doctors Online (ADOL)

200 Mill Road, Suite 250

Fairhaven, Massachusetts

Delivered via email to: < blane@adoltelemed.com>

RE: Engagement Letter for Strategic Intellectual Property (IP) Support

Dear Brian:

ipCapital Group (“ipCG”) appreciates the opportunity to provide strategic intellectual property (“IP”) support to American Doctors Online (“ADOL”). Based on our discussions, ipCG understands that ADOL seeks expert help in articulating the relevance and positioning of its patent portfolio (“portfolio”) to key external stakeholders, namely the investor community.

This letter sets forth the terms of our proposed engagement and services ipCG will perform for ADOL in the scope of work described below. We will start with an in-person ipLandscape® workshop to collaborate on the development of a graphical IP framework that visualizes ADOL’s business issues. We will then use the ipLandscape® framework to map ADOL’s existing patent portfolio against the relevant competitive IP for a comprehensive view of ADOL’s position in the space (ipAnalytics® process). This analysis will provide the input to a data-driven, first-pass IP strategy for ADOL, which ipCG will facilitate using our ipStrategy® process.

This project will also set the direction for high-quality invention development, IP documentation, and other high-priority action items where ipCG may provide assistance in future engagements.

We look forward to further developing our relationship with you through this work.

Best regards,

John Cronin

Chairman & Managing Director

ipCapital Group

Enclosures

1. Detailed Work Plan

2. Detailed Terms

A. Escrow Agreement

Enclosure 1

Detailed Work Plan

Step 1. Create a Visual Framework for Strategic IP Management (ipLandscape® Process)

ipCG will facilitate the development of a custom graphical representation of ADOL’s technologies, products, services, and/or value chain in relation to associated IP business issues in the technology space. This will provide a framework for mapping and analyzing ADOL’s existing IP portfolio, relevant competitive IP, and IP strategy action items in Steps 2-3 outlined below. The ipLandscape® can also be used to guide invention extraction, brainstorming exercises, and other strategic IP management processes that ipCG may support in future engagements. Specifically, ipCG will:

1.	Conduct a half-day facilitated session with the ADOL team, including business, marketing, technical and legal representatives as available
•	Discuss ADOL’s business issues, goals, and growth opportunities
•	Clarify ADOL’s markets, products, and technologies, as needed
•	Collaboratively develop a first draft of ADOL’s ipLandscape® graphic, including the key areas of the business and how they fit together

2.	After the session, refine the ipLandscape® graphic
•	Ensure the business issues are represented on the ipLandscape® graphic
•	Define all the key categories on the graphic
•	Use ipCG’s staff graphic artist to unify formatting and create visual clarity
•	Review the draft graphic with ADOL and edit as required based on feedback

Step 2. Search, Map, and Analyze Competitive IP Situation (ipAnalytics® Process)

ipCG will develop competitive IP intelligence and provide a high-level strategic analysis of external IP stakeholders across the ipLandscape® framework. This process extracts, screens, and analyzes patent data to identify strengths, weaknesses, opportunities, and threats that are used to inform IP strategy development. Specifically, ipCG will:

1.	Develop a patent search strategy based on the key areas of the ADOL ipLandscape®
•	Create specific search strings designed to capture an appropriate set of competitive patents and published applications to analyze

2.	Search the patent database electronically for relevant patents and applications of key companies using a thorough means of extracting a high-quality database
•	Also extract ADOL’s existing portfolio of patents and patent applications

3.	Prepare the dataset for screening and analysis
•	Remove duplicate records
•	Normalize assignee names to the extent that the information is available

4.	Human-screen up to 2,000 U.S. patents/applications for relevance and assign relevant patent/applications to the appropriate categories of ADOL’s ipLandscape® framework

5.	Analyze the resulting patent dataset to generate strategic business intelligence
•	Assess trends such as activity over time, top assignees, and ipLandcape® trends
•	Compare the external IP data to internal data
•	Analyze strengths and potential weaknesses
•	Define opportunities for strategic IP expansion

Step 3. Define a First-Pass IP Strategy for ADOL (ipStrategy® Process)

ipCG will help ADOL determine the responsibilities, resources, and steps necessary to execute its strategic intent in regards to IP based on findings and intelligence from previous work steps. This will provide ADOL with a list of action items that can be disseminated to the responsible parties internally, such as ADOL’s Patent Counsel, R&D function, and ipCG in order to carry out the respective action items. Specifically, ipCG will:

1.	Facilitate a half-day ipStrategy® session with ADOL’s key managers and inventive team
•	Present and review the key data inputs with the team, including the ipLandscape® graphic and ipAnalytics® results from Steps 1-2
•	Solicit ADOL’s unique perspective on the results of the analysis
•	Define specific IP goals and supporting action items

2.	Document a recommended IP strategy action plan for ADOL
•	Integrate all of the information gathered during the facilitated session
•	Consolidate and clarify IP goals and action items
•	Define a first-pass execution plan for implementing the IP strategy

Timeline, Resource Requirements, and Deliverables for Steps 1-3

•	Work products of this effort include:
o	Deliverable for Steps 1-2: Executive-level PowerPoint presentation of (approx. 30-40 slides) summarizing the strategic observations and recommendations based on an analysis of internal IP data and relevant external IP data mapped to the ipLandscape® framework
▪	Supporting Excel worksheet containing the human-screened competitive patents and published applications, along with ipLandscape® categorization
o	Deliverable for Step 3: Executive-level PowerPoint presentation or Word document (approx. 8-10 slides or pages) summarizing IP strategy goals and action plan

•	Total elapsed time:
o	Approximately 6-7 weeks from kick-off of Step 1 (ipLandscape® session) to completion of Step 3 (ipStrategy® deliverable)

•	Estimated participation time needed from ADOL:
o	Half-day facilitated ipLandscape® session
o	Half-day facilitated ipStrategy® session
o	Several brief review calls, as needed

•	Travel:
o	ipCG will facilitate the ipLandscape® session in either VT or MA, upon discussion with ADOL
o	All other communication between ipCG and ADOL may be conducted remotely by conference call and web meeting connection

Note: ipCG is a strategy consulting firm that does not practice law. Our IP searches, analyses, and recommendations are business and technical in nature. Please consult with your attorney regarding specific IP legal matters.

Enclosure 2

Detailed Terms

Under the scope of this engagement between ipCG and ADOL (“Company”), ipCG will perform the services described in the table below entitled “Professional Services and Fees” (hereinafter referred to as “Services”) in accordance with the following terms and conditions:

1.	Professional Services and Fees

Professional Services	Fees
Step 1. Create a Visual Framework for Strategic IP Management (ipLandscape® Process) Step 2. Search, Map, and Analyze Competitive IP Situation (ipAnalytics® Process) Step 3. Define a First-Pass IP Strategy for ADOL (ipStrategy® Process)	$70,000
TOTAL	$70,000

Should Company request additional meetings, reports, analyses, or services outside the scope of the Services, the scope of such services and fees will be mutually agreed upon in writing between ipCG and Company.

2.	Timing & Delivery. ipCG and Company shall mutually agree upon a project schedule.
3.	Resources. ipCG staffs projects in a way that enables us to deliver the greatest value to clients in an efficient and cost-effective manner. Specifically, Managing Directors and Principal Partners provide strategic direction and expert advice on your projects. ipCG Directors & Managers run the detailed execution of client projects, including facilitating sessions, deploying the ipCG staff, and coordinating the involvement of ipCG partners to provide strategic insights and expert opinion (this may occur internally at ipCG without direct client visibility). Additional company resources will be utilized as required.

ipCG will work in a close, collaborative manner with the Company to execute the Services. Because of the interactive nature of this work, the availability of the Company’s management and key technical personnel will be critical to the completion of the project. The Company agrees to provide ipCG with its full assistance and cooperation including, but not limited to, providing all information as may be necessary or reasonable for ipCG to discharge its duties under this engagement letter and making the appropriate Company personnel available to enable ipCG to obtain such Company information.

4.	Compensation. The aggregate cash fee for Services is $70,000 (“Contract Total”). Client agrees that fees will be placed into escrow in advance of each of the three steps outlined above, in accordance with the Escrow Agreement attached hereto as Exhibit A. The terms and conditions of the Escrow Agreement are hereby incorporated into this Agreement as if fully set forth herein. The Contract Total shall be placed into escrow no later than five (5) business days after the Effective Date. The Client agrees to place 25K in escrow upon execution of this engagement letter, another 25K in escrow upon delivery of the ipLandscape®, and 20K upon delivery of the ipAnalytics®. In no event shall ipCG perform the next step of Services until the above amounts are placed into escrow. ipCG will invoice against the escrow for work completed per the Escrow Agreement. Services that extend longer than one month will be billed monthly. Client agrees to pay, within 10 days of receipt, all reasonable out of pocket expenses estimated at 10% - 15% of fees (not included in Contract Total). Client shall pay all charges and fees in U.S. Dollars.

5.	Late Payment/Interest. If payment in full is not received within 10 days from the invoice due date, as defined in mutually signed agreement(s), ADOL is subject to interest fees, along with costs of collection incurred by ipCG, including but not limited to, collection agency fees and reasonable attorney’s fees (whether or not suit is brought to affect such collection). The interest fees will be calculated per day of actual delay, from the due date of invoice, and based on the maximum rate of interest or fee allowed by law.

6.	Confidential Nature. ipCG and ADOL agree that the terms and conditions of the Mutual Non-Disclosure Agreement executed by ipCG and ADOL simultaneously herewith (“NDA”), shall govern and control the manner in which Confidential Information (defined below) is protected. The term Confidential Information shall have the meaning set forth in the NDA.

7.	Independent Contractor. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause these services to create an agency, partnership, or joint venture between the parties. Further, nothing in this engagement letter shall be interpreted or construed as creating or establishing the relationship of employer and employee between ADOL and either ipCG or any employee of ipCG.

8.	Warranty. The services are warranted to conform substantially to the services described in Section 1 entitled “Professional Services and Fees.” As the exclusive remedy for any breach of this warranty, ipCG shall re-perform Services at no cost to ADOL necessary to remedy or avoid any condition that results in the services not performing as warranted above. This warranty is conditioned upon receipt by ipCG of ADOL’s written notice of all claimed breaches within sixty (60) days of the date of delivery of the services. ADOL ACKNOWLEDGES THAT NO EXPRESS WARRANTIES HAVE BEEN MADE BY IPCG EXCEPT FOR THE LIMITED WARRANTY MADE IN THIS PARAGRAPH. THIS LIMITED WARRANTY AND THE ASSOCIATED LIMITED REMEDY IS PROVIDED BY IPCG IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES RELATED TO PERFORMANCE OF THE SERVICES. IPCG DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.	ADOL AGREES THAT IPCG’S AGGREGATE MONETARY LIABILITY FOR ALL CAUSES (REGARDLESS OF THE FORM OF ACTION) UNDER OR RELATING TO THIS AGREEMENT, WHETHER PRIOR OR SUBSEQUENT TO ITS EXECUTION OR TERMINATION, SHALL IN NO EVENT EXCEED THE TOTAL OF ALL AMOUNTS PAID TO IPCG BY ADOL FOR THE SERVICES GIVING RISE TO SUCH LIABILITY. ADOL WILL INDEMNIFY AND HOLD HARMLESS IPCG AND ITS PERSONNEL FROM ANY CLAIMS, LIABILITIES, COSTS, AND EXPENSES THAT ARISE, FOR ANY REASON, RELATED TO THE DELIVERY OF THE SERVICES PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, COSTS AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH RESPONDING TO SUBPOENAS RELATED TO ADOL AND/OR THE SERVICES.

10.	Taxes. All charges for the sale or delivery of services purchased or licensed pursuant to this engagement letter, unless otherwise noted, are exclusive of applicable taxes. Excluding taxes on ipCG’s income, ADOL agrees to pay any current or future applicable tax which ipCG may be required to pay or collect and which is imposed on the sale or delivery or services purchased or licensed in this engagement letter. Such taxes may include, but are not limited to, state and local privilege, excise, sales, services, withholding, and use. ADOL’s obligation to pay taxes includes any interest. To the extent that ipCG has not collected and remitted any applicable tax for ADOL in reliance upon an erroneous representation of ADOL as to its tax status, ADOL’s obligation to pay taxes shall include any penalties imposed by any taxing authorities.

11.	Governing Law. This engagement letter shall be construed in accordance with and governed for all purposes by the Uniform Trade Secrets Act and otherwise by the law of the State of Vermont, without regard to its principles regarding conflicts of law, including to the extent relevant, the Vermont Trade Secrets Act.

12.	Document Retention Policy. Client acknowledges and agrees that, upon the conclusion of ipCG’s provision of Services hereunder, ipCG shall destroy all documents and electronic media related to the Services, except for the final deliverable(s).

13.	Entire Agreement. This engagement letter and the NDA reflect the entire agreement between ipCG and ADOL related to the Services described in this letter. It replaces and supersedes any previous proposals, correspondence, and understandings, whether written or oral. The agreements of ipCG and ADOL contained in this letter shall survive the completion of the Services or termination of this letter. In the event of any inconsistency between the NDA and this letter, the terms of the NDA will govern unless this letter specifically references a paragraph of the NDA and expressly states that such paragraph is intended to be amended by this engagement letter. Subject to the preceding sentence, any terms or conditions in this engagement letter which conflict with NDA shall have no force or effect.

Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to ipCG. We are pleased to have this opportunity to be of service to you.

Very truly yours,

ipCapital Group, Inc.

By:
Name/Title:
Date:

Company agrees to, accepts, and acknowledges the foregoing terms and conditions pursuant to which ipCapital Group, Inc. will provide services to Company.

By:
Name/Title:
Date: